Exhibit 99.2

Item 7.                          Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Unless otherwise indicated, all references to years or year-end refer to the Company’s fiscal period ending September 30)

OVERVIEW

The Company

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  The Company oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  The Company provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Headquartered in New York, N.Y., the Company was incorporated in New York in 1959, and was reincorporated in Delaware in 1970.  It changed its name to Griffon Corporation in 1995.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company and Clopay Plastic Products Company.

•                  Telephonics Corporation (“Telephonics”) high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide. Telephonics’ revenue was 32% of the Company’s consolidated revenue in 2009, 29% in 2008 and 34% in 2007.

•                  Clopay Building Products Company (“Building Products”) is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains. Building Products’ revenue was 33% of the Company’s consolidated revenue in 2009, 34% in 2008 and 36% in 2007.

•                  Clopay Plastic Products Company (“Plastics”) is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.  Plastics’ revenue was 35% of the Company’s consolidated revenue in 2009, 37% in 2008 and 30% in 2007.

Telephonics revenue increased $21.6 million, or 6%, compared to the prior year. In 2008, Telephonics was awarded contracts of more than $400 million for the MH-60R program, a multi-mode radar and identification friend or foe interrogator system; $109 million was recognized in 2009 with the balance expected to be incrementally funded over the next several years, generating annual revenue approximating $100 million.  Telephonics backlog at September 30, 2009 was $393 million, approximately 75% of which is expected to be fulfilled in 2010.

Building Products results continued to be impacted by the sustained downturn in the residential housing and credit markets, with revenue and operating profits decreasing from the prior year. The segment remains committed to retaining its customer base and, where possible, growing market share.  Additionally, Building Products’ ongoing review of, and changes to, its cost structure resulted in a Segment profit for 2009.

As part of it cost structure review, in June 2009, the Company announced plans to consolidate its Building Products facilities.  On completion, the consolidation is expected to produce annual cost savings of $10 million; the plan is scheduled to be completed in early calendar 2011.  The Company estimates that it will incur pre-tax exit and restructuring costs of $12 million, substantially all of which will be cash charges, including $2 million for one-time termination benefits and other personnel costs, $1 million for excess facilities and related costs, and $9 million in other exit costs primarily in connection with production realignment.  In addition, the Company expects to invest approximately $11 million in capital expenditures in order to effectuate the restructuring plan.  Building Products recorded $1.2 million in charges in 2009 and $2.0 million in related capital expenditures, and expects to record the balance of the charges and expenditures in 2010 and 2011.

Plastics’ revenue decreased $54.9 million, or 12%, from the prior year due to lower volume in Europe, translation of European results into a stronger U.S dollar and the effect of the pass through of lower resin costs on customer selling prices; however, Segment operating profit increased 17% and profit margin increased 140 basis points to 5.8% primarily as a result of cost-savings initiatives, which more than offset the impact of lower volume. Over the past several years, the segment has successfully diversified its customer portfolio. The segment remains optimistic that progress on cost reduction programs and product mix should result in continued financial performance improvement.

CONSOLIDATED RESULTS OF OPERATIONS

2009 Compared to 2008

Revenue for the year ended September 30, 2009 was $1.19 billion, compared to $1.27 billion in the prior year; the decline was due to lower revenue at both Building Products and Plastics, partially offset by increased revenue at Telephonics.  2009 gross profit was $257.1 million compared to $273.0 million in the prior year with gross margin of 21.5% remaining flat with 2008.

Selling, General and Administrative (“SG&A”) expenses decreased $14.7 million to $230.7 million in 2009 from $245.4 million in 2008 as a result of cost saving measures undertaken across all of the segments, particularly in Building Products and Plastics, to offset the impact of lower revenue.  SG&A expenses as a percent of revenue for 2009 remained flat to 2008 at 19.3%.

Interest expense in 2009 decreased by $3.5 million compared to the prior year, principally due to lower levels of outstanding borrowings and lower average borrowing rates.

During 2009, the Company recorded a non-cash pre-tax gain from extinguishment of debt of $4.5 million, net of a proportionate write-off of deferred financing costs, which resulted from the purchase of $50.6 million of its outstanding convertible notes at a discount.

Other income of $1.5 million in 2009 and $2.7 million in 2008 consists primarily of currency exchange transaction gains and losses from receivables and payables held in non functional currencies.

The Company’s effective tax rate for continuing operations for 2009 was a provision of 8.6% compared to the prior year which had an income tax provision of $2.7 million on a loss of $0.2 million.  The 2009 tax rate benefitted from tax planning with respect to U.S. foreign tax credits and discrete tax benefits related to the reversal of previously recorded tax liabilities principally due to the closing of certain statutes for prior year returns.  The 2008 rate was impacted by a non-deductible goodwill impairment charge, an increase in the valuation allowance regarding deferred tax assets and taxes on a non-U.S. dividend partially offset by discrete tax benefits related to the reversal of previously recorded tax liabilities principally due to the closing of certain statutes for prior year returns.

Income from continuing operations was $17.9 million, or $0.30 per diluted share, for 2009 compared to a loss of $2.8 million, or $0.09 per diluted share, in the prior year. The 2008 results were impacted by a $12.9 million impairment charge related to the write-off of all of Building Products’ goodwill.  Excluding the impairment charge, income from continuing operations would have been $10.1 million, or $0.31 per diluted share, in 2008.  Income from discontinued operations for 2009 was $0.8 million, or $0.01 per diluted share, compared to a loss of $40.6 million, or $1.24 per diluted share in the prior year. Net income for 2009 was $18.7 million, or $0.32 per diluted share, compared to a loss of $43.4 million, or $1.33 per diluted share, in 2008.  The 2009 diluted shares used for the earnings per share calculations were 59,002,000 shares in 2009 compared to 32,836,000 shares in 2008 primarily due to the 2008 rights offering.

2008 Compared to 2007

Total revenue in 2008 was $1.27 billion, compared to $1.37 billion in the prior year; the decline was due to lower revenue at both Telephonics and Building Products, partially offset by revenue growth in Plastics.  Gross profit in 2008 was $273.0 million compared to $294.6 million in the prior year, with gross margin decreasing 10 basis points from the prior year; the decline in gross profit was mainly attributable to the decline in revenue.

Selling, General and Administrative (“SG&A”) expenses in 2008 increased to $245.4 million from $242.5 million in 2007 primarily due to increased research and development expenditures at Telephonics, and an increase in unallocated corporate expenses, partially offset by a $5.0 million decrease from cost savings initiatives at Building Products.  SG&A expenses as a percent of revenue increased 150 basis point to 19.3% in 2008 compared to 17.8% in 2007; this increase was mainly due to the sales decline as reductions in SG&A expenses were not sufficient to offset the decline in revenue.

Other income (expense) of $2.7 million in 2008, compared to $2.9 million in 2008, consists primarily of currency exchange transaction gains and losses from receivables and payables held in non functional currencies.

The Company’s had a $2.7 million income tax provision on a loss of $0.2 million in 2008 compared to an effective tax rate for continuing operations of 31.6% in the prior year. The 2008 rate was impacted by a non-deductible goodwill impairment charge, an increase in the valuation allowance relating to deferred tax assets and taxes on a non-U.S. dividend partially offset by discrete tax benefits related to the reversal of previously recorded tax liabilities principally due to the closing of certain statutes for prior year returns.  The 2007 rate benefitted from discrete tax benefits related to the reversal of previously recorded tax liabilities principally due to the closing of certain statutes for prior year returns.

Loss from continuing operations was $2.8 million, or $0.9 per diluted share, for 2008 compared to $25.5 million, or $0.76 per diluted share in the prior year. The 2008 results were impacted by a $12.9 million impairment charge related to the write-off of all of Building Product’s goodwill.  Excluding the impairment charge, income would have been $10.1 million or $0.31 per diluted share in 2008.  The loss from discontinued operations for 2008 was $40.6 million, or $1.24 per diluted share, compared to a loss of $6.1 million, or $0.19 per diluted share in the prior year. The 2008 net loss was $43.4 million, or $1.33 per diluted share, compared to net income of $19.4 million, or $0.57 per diluted share in 2007.

BUSINESS SEGMENTS

Telephonics

	Years Ended September 30,
(in thousands)	2009		2008		2007

Revenue	$387,881		$366,288		$472,549

Segment operating profit	34,883	9.0%	32,862	9.0%	45,888	9.7%
Depreciation and amortization	6,657		6,753		5,800
Segment profit before depreciation and amortization	$41,540	10.7%	$39,615	10.8%	$51,688	10.9%

2009 Compared to 2008

In 2009, Telephonics’ revenue increased $21.6 million, or 6%, compared to the prior year, mainly due to higher sales in the Radar Systems division.

Segment operating profit increased $2 million to $34.9 million in 2008; segment operating profit margin remained at 9.0%, due to the strong sales performance and favorable program mix being offset by higher

SG&A expenses. The increase in SG&A expenses was resulted from higher research and development expenditures and additional administrative expenses to support revenue growth.

2008 Compared to 2007

Telephonics 2008 revenue decreased $106.3 million, or 22%, compared to the prior year. The decrease was due to the scheduled completion of the SRC contract, for which related revenue decreased $173 million; the SRC contract effect was partially offset by core business revenue growth of $66.4 million, or 24%, related to new and expanded programs.

Segment operating profit of $32.9 million decreased $13.0 million, or 28%, due to the completion of the SRC contract, partially offset by increased core business growth.  The Segment operating profit margin decreased 70 basis points due to higher SG&A expenses from research and development, and increased sales and marketing efforts, partially offset by improved gross margin due to product mix, principally from the decline in lower margin SRC sales.

Building Products

	Years Ended September 30,
(in thousands)	2009		2008			2007

Revenue	$393,414		$435,321			$486,606

Segment operating profit (loss)	(11,326)		(17,444	)(a)		7,117	1.5%
Depreciation and amortization	13,223		12,071			11,041
Goodwill impairment	—		12,913			—
Restructuring charges	1,240		2,610			—
Segment profit before depreciation, amortization, restructuring and impairment	$3,137	0.8%	$10,150		2.3%	$18,158	3.7%

(a) 2008 includes a $12.9 million goodwill impairment charge.

2009 Compared to 2008

In 2009, Building Products revenue decreased $41.9 million, or 10%, compared to the prior year, primarily due to the continuing effects of the weak housing market.  The revenue decline was principally due to reduced unit volume, partially offset by a favorable shift in mix to higher priced products.

Segment operating loss for 2009 was $11.3 million, an improvement of $6.1 million compared to the prior year. The 2008 result included the goodwill impairment charge of $12.9 million; excluding this charge, the 2008 operating results would have been a $4.5 million loss.  Excluding the goodwill impairment charge from the 2008 comparative, the increased loss in 2009 was mainly due to the sharp decline in volume, and the resultant unfavorable impact on absorption of fixed operating expenses.  Notwithstanding the total loss for 2009, Building Products segment operating profit improved sequentially during 2009, reaching $0.6 million and $4.3 million in the third and fourth quarters, respectively, a significant improvement over the segment operating losses incurred in the first two quarters of 2009.

2008 Compared to 2007

Building Products revenue in 2008 decreased by $51.3 million, or 10.5%, compared to the prior year, primarily due to the effects of the weak residential housing market. The decline in unit sales was partially offset by higher selling prices to pass through rising material and freight costs, and favorable product mix.

Segment operating loss of $17.4 million decreased $24.6 million compared to the prior year operating income of $7.1 million due to lower sales volume and the associated plant absorption impact of the weaker sales, and a goodwill impairment charge of $12.9 million, partially offset by a $5 million reduction in SG&A expenses due to operating efficiencies derived from the closure of the Tempe, AZ facility, and other headcount and cost reductions.

Plastics

	Years Ended September 30,
(in thousands)	2009		2008		2007

Revenue	$412,755		$467,696		$406,574

Segment operating profit	24,072	5.8%	20,620	4.4%	17,263	4.2%
Depreciation and amortization	21,930		22,638		20,986
Segment profit before depreciation and amortization	$46,002	11.1%	$43,258	9.2%	$38,249	9.4%

2009 Compared to 2008

In 2009, Plastics’ revenue decreased $54.9 million, or 12%, compared to the prior year. The decrease was principally due to lower volume in Plastics’ European business, translation of the European results into a stronger U.S. dollar and the pass through of lower resin costs in customer selling prices.

Segment operating profit increased $3.5 million, or 17%, primarily due to the Company’s cost-cutting initiatives and favorable product mix, partially offset by lower unit volume.  Segment operating profit margin increased 140 basis points.

2008 Compared to 2007

Plastics’ 2008 revenue increased $61.1 million, or 15%, compared to the prior year. The increase was principally due to favorable product mix in North America, the benefit of increased selling prices due to the pass through of higher resin costs in customer selling prices and the favorable currency impact on translation of European results into a weaker U.S. dollar, partially offset by lower selling prices to a major customer associated with a multi-year contract and lower overall volumes in Europe.

Segment operating profit increased $3.4 million, or 19%, compared to the prior year due to the factors affecting the revenue increase. Segment operating profit margin of 4.4% increased 20 basis points over the prior year due to SG&A expenses remaining flat and favorable product mix, partially offset by the effect of higher resin costs, and lower unit volumes and the related impact on plant absorption.

DISCONTINUED OPERATIONS — Installation Services

As a result of the downturn in the residential housing market, in 2008, the Company exited substantially all of the operating activities of its Installation Services segment; this segment sold, installed and serviced garage doors, garage door openers, fireplaces, floor coverings, cabinetry and a range of related building products primarily for the new residential housing market. Operating results of substantially all of the segment has been reported as discontinued operations in the Consolidated Statements of Operations for all periods presented herein; the Installation Services segment is excluded from segment reporting.

In May 2008, the Company’s Board of Directors approved a plan to exit substantially all operating activities of the Installation Services segment in 2008. In the third quarter of 2008, the Company sold nine units to one buyer, closed one unit and merged two units into Building Products. In the fourth quarter of 2008, the Company sold its two remaining units in Phoenix and Las Vegas. The Company recorded aggregate disposal costs of $43.7 million in 2008.

The Company substantially concluded its remaining disposal activities in the second quarter of 2009. There was no reported revenue in 2009. Revenue in 2008 was $109.4 million compared to $250.9 million in 2007; the sharp decline resulted from the overall weakness in the residential construction market and closure or sale of operating units during 2008. Installation Services Operating loss was $62.4 million and $9.8 million for 2008 and 2007, respectively.

The Company does not expect to incur significant expenses in the future. Future net cash outflows to satisfy liabilities related to disposal activities that were accrued as of September 30, 2009 are estimated to be $4.9 million. Substantially all of such liabilities are expected to be paid during 2010. Certain of the Company’s subsidiaries are also contingently liable for approximately $3.3 million related to certain facilities leases with varying terms through 2011 that were assigned to the respective purchasers of certain of the Installation Services businesses. The Company does not believe it has a material exposure related to these contingencies.

LIQUIDITY AND CAPITAL RESOURCES

Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities.  Significant factors affecting liquidity are: cash flows from operating activities, capital expenditures, acquisitions, dispositions, bank lines of credit and the ability to attract long-term capital with satisfactory terms.  The Company remains in a strong financial position with sufficient liquidity available for reinvestment in existing businesses and strategic acquisitions while managing its capital structure on both a short-term and long-term basis.

The following table is derived from the Consolidated Statements of Cash Flows:

Cash Flows from Continuing Operations	Years Ended September 30,
(in thousands)	2009	2008

Net Cash Flows Provided by (Used In):
Operating activities	$84,100	$86,049
Investing activities	(32,833)	(49,352)
Financing activities	(43,202)	231,406

Cash flows generated by operating activities for 2009 decreased $1.9 million to $84.1 million compared to $86.0 million in the prior year. Current assets net of current liabilities excluding short-term debt and cash decreased $23.4 million to $229.1 million at September 30, 2009 compared to $252.5 million at the prior year end, primarily due to lower inventory on hand at Building Products due to the restructuring and lower sales volumes.

During 2009, the Company used cash from investing activities of $32.8 million compared to $49.4 million in the prior year. The Company had capital expenditures of $32.7 million; $20.4 million lower than the prior year.

During 2009, cash used in financing activities was $43.2 million.  The principal financing usage was for the repurchase of $50.6 million face value of convertible notes for $42.7 million and the purchase of common stock by the Company’s Employee Stock Ownership Plan (“ESOP”) of $4.4 million; these uses were partially offset by $7.3 million of rights offering proceeds (see below). Approximately 1.4 million shares of common stock are available for purchase pursuant to the Company’s stock buyback program and additional purchases, including those pursuant to a 10b5-1 plan, may be made, depending upon market conditions and other factors, at prices deemed appropriate by management.

Payments from revenue derived from the Telephonics segment are received in accordance with the terms of development and production subcontracts to which the Company is a party. Certain of the payments received in this segment are progress payments. Customers in the Plastics segment are generally substantial industrial companies whose payments have been steady, reliable and made in accordance with the terms governing such sales; sales in this segment are made to satisfy orders that are received in advance of production, where payment terms are established in advance of such production and sale. With respect to the Building Products segment, there have been no material adverse impacts on payment for sales.

A small number of customers have accounted for a substantial portion of historical revenue, and the Company expects that a limited number of customers will continue to represent a substantial portion of revenue for the foreseeable future. Approximately 19% and 21% of total revenue for 2009 and 2008, and 54% and 56% of Plastics’ revenue for 2009 and 2008, is from Procter & Gamble, which is Plastics largest customer. Home Depot and Menards are significant customers of Building Products and Lockheed Martin Corporation and the Boeing Company are significant customers of Telephonics. Future operating results will continue to substantially depend on the success of large customers and the Company’s relationships with them. Orders from these customers are subject to fluctuation and may be reduced materially. The loss of all or a portion of the sales volume from any one of these customers would likely have an adverse affect on the Company’s liquidity and operations.

At September 30, 2009, the Company had cash and equivalents, net of debt, as follows:

Cash and Equivalents, and Debt	At September 30,
(in thousands)	2009	2008

Cash and equivalents	$320,833	$311,921

Notes payables and current portion of long-term debt	78,590	2,258
Long-term debt, net of current maturities	98,394	221,200
Debt discount	2,820	9,730
Total debt outstanding, excluding debt discount	179,804	233,188

Cash and equivalents, net of debt	$141,029	$78,733

In August 2008, the Company’s Board of Directors authorized a 20 million share common stock rights offering to its shareholders in order to raise equity capital for general corporate purposes and to fund future growth. The rights had an exercise price of $8.50 per share. In conjunction with the offering, GS Direct agreed to back stop the rights offering by purchasing, on the same terms, any and all shares not subscribed through the exercise of rights. GS Direct also agreed to purchase additional shares of common stock at the rights offering price if it did not acquire a minimum of 10 million shares of common stock as a result of its back stop commitment. The Company received $248.6 million in gross proceeds from the rights offering as follows:  (i) in September 2008, the Company received $241.3 million of gross proceeds from the first closing of its rights offering and related investments by GS Direct and by the Company’s Chief Executive Officer; (ii) in October 2008, an additional $5.3 million of proceeds were received in connection with the second closing of the rights offering; (iii) and in April 2009, $2.0 million of rights offering proceeds were received.

In March 2008, Telephonics entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, pursuant to which the lenders agreed to provide a five-year, revolving credit facility of $100 million (the “Telephonics Credit Agreement”). At September 30, 2009, $38.0 million was outstanding under the Telephonics Credit Agreement and approximately $57.0 million was available for borrowing.

In June 2008, Building Products and Plastics entered into a credit agreement for their domestic operations with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, pursuant to which the lenders agreed to provide a five-year, senior secured revolving credit facility of $100 million (the “Clopay Credit Agreement”). At September 30, 2009, $35.9 million was outstanding under the Clopay Credit Agreement and approximately $32.4 million was available for borrowing.

The Telephonics Credit Agreement and the Clopay Credit Agreement include various sublimits for standby letters of credit. At September 30, 2009, there were approximately $16.7 million of aggregate standby letters of credit outstanding under these credit facilities. These credit agreements limit dividends and advances that these subsidiaries may pay to the parent. The agreements permit the payment of income taxes, overhead and expenses, with dividends or advances in excess of these amounts being limited based on (a) with respect to the Clopay Credit Agreement, maintaining certain minimum availability under the loan agreement or (b) with respect to the Telephonics Credit Agreement, compliance with certain conditions and limited to an annual maximum. At September 30, 2009, the Company was not, nor was it reasonably likely to be, in breach of covenants under its respective credit facilities. The Clopay Credit Agreement provides for credit availability primarily based on working capital assets and imposes only one ratio compliance requirement, which becomes operative only in the event that utilization of that facility were to reach a defined level significantly beyond the September 30, 2009 level. The Telephonics Credit Agreement is a “cash flow based” facility and compliance with required ratios at September 30, 2009 was well within the parameters set forth in that agreement. Further, the covenants within such credit facilities do not materially affect the Company’s ability to undertake additional debt or equity financing for Griffon, the parent company, as such credit facilities are at the subsidiary level and are not guaranteed by Griffon.

The Company had $79.4 million outstanding of 4% convertible subordinated notes due 2023 (the “Notes”) as of September 30, 2009. Holders of the Notes may require the Company to repurchase all or a portion of their Notes on July 18, 2010, 2013 and 2018, as well as upon a change in control. If Griffon’s common stock price is below the conversion price of the Notes on the earliest of these dates, management anticipates that noteholders will require Griffon to repurchase their outstanding Notes.  As such, these notes, and the related debt discount of $2.8 million, are classified under Notes payable and current portion of long-term debt in the fourth quarter of 2009.  The fair value of the Notes was approximately $79 million, based on quoted market price (level 1 input).

During 2009, the Company purchased $50.6 million face value of the Notes from certain noteholders for $42.7 million. The Company recorded a pre-tax gain from debt extinguishment of approximately $4.8 million, offset by a $0.3 million proportionate reduction in the related deferred financing costs for a net gain of $4.5 million.

At September 30, 2008, the Company had $130 million outstanding of Notes.

The Company’s ESOP has a loan agreement, guaranteed by the Company, which requires payments of principal and interest through the expiration date of September 2012 at which time the $3.9 million balance of the loan, and any outstanding interest, will be payable.  The primary purpose of this loan, and its predecessor loans which were refinanced by this loan in October 2008, was to purchase 547,605 shares of the Company’s stock in October 2008.  The loan bears interest at rates based upon the prime rate or LIBOR. The loan balance was $5.6 million as of September 30, 2009, and the outstanding balance approximates fair value.

During the year ended September 30, 2009, the Company used cash for discontinued operations of $1.3 million related to settling remaining Installation Services liabilities.

Contractual Obligations

At September 30, 2009, payments to be made pursuant to significant contractual obligations are as follows:

	Payments Due by Period
		Less Than 1			More than 5
(in thousands)	Total	Year	1-3 Years	4-5 Years	Years	Other
Long-term debt (a)	$179,803	$81,409	$7,074	$77,686	$13,634	$—
Interest expense	17,246	6,485	7,757	2,807	197	—
Rental commitments	56,000	20,000	23,000	10,000	3,000	—
Purchase obligations (b)	122,758	118,939	3,819	—	—	—
Capital leases	17,526	1,588	2,874	2,868	10,196	—
Capital expenditures	5,681	5,681	—	—	—	—
Supplemental & post- retirement benefits (c)	40,339	7,698	7,796	7,796	17,049	—
Uncertain tax positions (d)	7,951	—	—	—	—	7,951
Total obligations	$447,304	$241,800	$52,320	$101,157	$44,076	$7,951

(a)      At September 30, 2009, the Company had outstanding $79.4 million of the Notes due 2023. Holders of the Notes may require the Company to repurchase all or a portion of their Notes on July 18, 2010, 2013 and 2018, and upon a change in control. The Company is presenting the $79.4 million outstanding on the Notes in the “Less than 1 Year” category above because the Noteholders can require the Company to repurchase the Notes in July 2010.

(b)         The purchase obligations are generally for the purchase of goods and services in the ordinary course of business. The Company uses blanket purchase orders to communicate expected requirements to certain of its vendors. Purchase obligations reflect those purchase orders where the commitment is considered to be firm. Purchase obligations that extend beyond 2009 are principally related to long-term contracts received from customers of Telephonics.

(c)          The Company expects to contribute $3.8 million to the qualified defined benefit plan in 2010, which is included in the “Less Than 1 Year” column above.  There are no amounts related to the qualified defined benefit plan for subsequent periods.  The Company funds required payouts under the non-qualified supplemental defined benefit plan from its general assets and the expected payments are included in each period, as applicable.

(d)           Due to the uncertainty of the potential settlement of future uncertain tax positions, management is unable to estimate the timing of related payments, if any, that will be made subsequent to 2009.  These amounts do not include any potential indirect benefits resulting from deductions or credits for payments made to other jurisdictions.

Off-Balance Sheet Arrangements

Except for operating leases and purchase obligations as disclosed herein, the Company is not a party to any off-balance sheet arrangements.

ACCOUNTING POLICIES AND PRONOUNCEMENTS

Critical Accounting Policies

The preparation of Griffon’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on assets, liabilities, revenue and expenses.  These estimates can also affect supplemental information contained in public disclosures of the Company, including information regarding contingencies, risk and its financial condition. These estimates, assumptions and judgments are evaluated on an ongoing basis and based on historical experience, current conditions and various other assumptions, and form the basis for estimating the carrying values of assets and liabilities, as well as identifying and assessing the accounting treatment for commitments and contingencies. Actual results may materially differ from these estimates.

An estimate is considered to be critical if it is subjective and if changes in the estimate using different assumptions would result in a material impact on the Company’s financial position or results of operations.  The following have been identified as the most critical accounting policies and estimates:

Revenue Recognition

Revenue is recognized when the following circumstances are satisfied: a) persuasive evidence of an arrangement exists, b) delivery has occurred or services are rendered, c) price is fixed and determinable and d) collectability is reasonably assured. Goods are sold on terms which transfer title and risk of loss at a specified location, typically shipping point. Revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which occurs either upon shipment or upon receipt by customers at the location specified in the terms of sale. Other than standard product warranty provisions, sales arrangements provide for no other significant post-shipment obligations. From time to time and for certain customers rebates and other sales incentives, promotional allowances or discounts are offered, typically related to customer purchase volumes, all of which are fixed or determinable and are classified as a reduction of revenue and recorded at the time of sale. Griffon provides for sales returns allowances based upon historical returns experience.

Telephonics earns a substantial portion of its revenue as either a prime or subcontractor from contract awards with the U.S. Government, as well as non-U.S. governments and other commercial customers. These formal contracts are typically long-term in nature, usually greater than one year. Revenue and profits from these long-term fixed price contracts are recognized under the percentage-of-completion method of accounting.  Revenue and profits on fixed-price contracts that contain engineering as well as production requirements are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (cost-to-cost method). Using the cost-to-cost method, revenue is recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs at completion, multiplied by the total estimated contract revenue, less the cumulative revenue recognized in prior periods. The profit recorded on a contract using this method is equal to the current estimated total profit margin multiplied by the cumulative revenue recognized, less the amount of cumulative profit previously recorded for the contract in prior periods. As this method relies on the substantial use of estimates, these projections may be revised throughout the life of a contract. Components of this formula and ratio that may be estimated include gross profit margin and total costs at completion. The cost performance and estimates to complete on long-term contracts are reviewed, at a minimum, on a quarterly basis, as well as when information becomes available that would necessitate a review of the current estimate. Adjustments to estimates for a contract’s estimated costs at completion and estimated profit or loss often are required as experience is gained, and as more information is obtained, even though the scope of work required under the contract may or may not change, or if contract modifications occur. The impact of such adjustments or changes to estimates is made on a cumulative basis in the period when such information has become known. Gross profit is affected by a variety of factors, including the mix of products, systems and services, production efficiencies, price competition and general economic conditions.

Revenue and profits on cost-reimbursable type contracts are recognized as allowable costs are incurred on the contract, at an amount equal to the allowable costs plus the estimated profit on those costs. The estimated profit on a cost-reimbursable contract may be fixed or variable based on the contractual fee arrangement. Incentive and award fees on these contracts are recorded as revenue when the criteria under which they are earned are reasonably assured of being met and can be estimated.

For contracts whose anticipated total costs exceed the total expected revenue, an estimated loss is recognized in the period when identifiable. A provision for the entire amount of the estimated loss is recorded on a cumulative basis.

Amounts representing contract change orders or claims are included in revenue only when they can be reliably estimated and their realization is probable, and are determined on a percentage-of-completion basis measured by the cost-to-cost method.

Warranty Accruals

Direct customer and end-user warranties are provided on certain products. These warranties cover manufacturing defects that would prevent the product from performing in line with its intended and marketed use. The terms of these warranties vary by product line and generally provide for the repair or replacement of the defective product. Warranty claims data is collected and analyzed with a focus on the historical amount of claims, the products involved, the amount of time between the warranty claims and the products’ respective sales and the amount of current sales.  Based on these analyses, warranty accruals are recorded as an increase to cost of sales and regularly reviewed for adequacy.

Stock-based Compensation

Griffon has issued stock-based compensation to certain employees, officers and directors in the form of stock options and non-vested restricted stock. For stock option grants made on or after October 1, 2005, expense is recognized over the awards’ expected vesting period based on their fair value as calculated using the Black-Scholes pricing model.  The Black-Scholes pricing model uses estimated assumptions for a forfeiture rate, the expected life of the options and a volatility rate using historical data.

Compensation expense for non-vested restricted stock is recognized ratably over the service period based on the fair value of the grant calculated as the number of shares granted multiplied by the stock price on the date of grant.

Allowances for Discount, Doubtful Account and Returns

Trade receivables are recorded at the stated amount, less allowances for discounts, doubtful accounts and returns. The allowances represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations (usually due to customers’ potential insolvency), discounts related to early payment of accounts receivables by customers and estimates for returns. The allowance for doubtful accounts includes amounts for certain customers where a risk of default has been specifically identified, as well as an amount for customer defaults based on a general formula when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers.  Allowance for discounts and returns are recorded as a reduction of revenue and the provision related to the allowance for doubtful accounts is recorded in Selling, general and administrative expenses.

Goodwill, Long-Lived Intangible and Tangible Assets, and Impairment

Griffon has significant intangible and tangible long lived assets on its balance sheet which includes goodwill and other intangible assets related to acquisitions.  Goodwill represents the excess of the cost of net assets acquired in business combinations over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. As required under GAAP, goodwill and indefinite lived intangibles are reviewed for impairment annually, for Griffon in September, or more frequently whenever events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The testing of goodwill and indefinite lived intangibles for impairment involves the significant use of judgment and assumptions in the determination of a reporting unit’s fair market value.

Long-lived amortizable intangible assets, such as customer relationships and software, and tangible assets, which are primarily made up of Property, Plant and Equipment, are amortized over their expected useful lives, which involves significant assumptions and estimates. Long-lived intangible and tangible assets are tested for impairment by comparing estimated future undiscounted cash flows to the carrying value of the asset when an impairment indicator, such as change in business, customer loss or obsolete technology, exists.

Fair value estimates are based on assumptions believed to be reasonable at the time, but such assumptions are subject to inherent uncertainty. Actual results may differ materially from those estimates. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a decline in Griffon’s stock price, a change in market conditions, market trends, interest rates or other factors outside of Griffon’s control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of Griffon’s reporting units, which could result in an impairment charge in the future.

Restructuring reserves

From time to time, the Company will establish restructuring reserves at an operation.  These reserves for both termination and other exit costs require the use of estimates. Though Griffon believes the estimates made are reasonable, they could differ materially from the actual costs.

Income Taxes

Griffon’s effective tax rate is based on income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. For interim financial reporting, the annual tax rate is estimated based on projected taxable income for the full year and a quarterly income tax provision is recorded in accordance with the anticipated annual rate. As the year progresses, the estimates are refined based on the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to the effective tax rate throughout the year. Significant judgment is required in determining the effective tax rate and in evaluating tax positions.

Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets represent items to be used as a tax deduction or credit in future tax returns for which a tax benefit has been recorded in the income statement. The likelihood that the deferred tax asset balance will be recovered from future taxable income is assessed at least quarterly, and the valuation allowance, if any, is adjusted accordingly.

Tax benefits are recognized for an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the tax benefit is measured as the largest amount that is judged to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. A number of years may elapse before a particular matter for which Griffon has recorded a liability related to an unrecognized tax benefit is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, Griffon believes its liability for unrecognized tax benefits is adequate. Favorable resolution of an unrecognized tax benefit could be recognized as a reduction in Griffon’s tax provision and effective tax rate in the period of resolution. Unfavorable settlement of an unrecognized tax benefit could increase the tax provision and effective tax rate and may require the use of cash in the period of resolution. The liability for unrecognized tax benefits is generally presented as noncurrent. However, if it is anticipated that a cash settlement will occur within one year, that portion of the liability is presented as current. Interest and penalties recognized on the liability for unrecognized tax benefits is recorded as income tax expense.

Pension Benefits

Griffon sponsors two defined benefit pension plans for certain employees and retired employees. Annual amounts relating to these plans are recorded based on actuarial projections, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases and turnover rates. The actuarial assumptions used to determine pension liabilities and assets, as well as pension expense, are reviewed on an annual basis when modifications to assumptions are made based on current economic conditions and trends. The expected return on plan assets is determined based on the nature of the plans’ investments and expectations for long-term rates of return. The discount rate used to measure obligations is based on a corporate bond spot-rate yield curve that matches projected future benefit payments with the appropriate spot rate applicable to the timing of the projected future benefit payments. The assumptions utilized in recording the Company’s obligations under the defined benefit pension plans are believed to be reasonable based on experience and advice from independent actuaries; however, differences in actual experience or changes in the assumptions may materially affect Griffon’s financial position or results of operations.

The qualified defined benefit plan has been frozen to new entrants since December 2000.  Certain employees who were part of the plan prior to December 2000 continue to accrue a service benefit for an additional 10 years, at which time all plan participants will stop accruing service benefits.

Newly issued but not yet effective accounting pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to the accounting for business combinations. The purpose of the new guidance is to better represent the economic value of a business combination transaction. The new guidance retains the fundamental requirement of the old guidance where the acquisition method of accounting is to be used for all business combinations and for an acquirer to be identified for each business combination.  In general the new guidance 1) broadens the existing guidance by extending its applicability to all events where one entity obtains control over one or more businesses, 2) broadens the use of the fair value measurements used to recognize the assets acquired and liabilities assumed, 3) changes the accounting for acquisition related fees and restructuring costs incurred in connection with an acquisition and 4) increases required disclosure. The Company anticipates that the adoption of the new guidance, effective for Griffon for any business combinations that occur after October 1, 2009, will have an impact on the way in which business combinations are accounted for; however, the impact can only be assessed as each acquisition is consummated.

In December 2007, the FASB issued new accounting guidance related to the accounting for noncontrolling interests in consolidated financial statements. The new guidance was issued to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way, that is, as equity in the consolidated financial statements. Moreover, the new guidance eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. This new guidance is effective for the Company as of October 1, 2009. The Company is evaluating the potential impact, if any, of the adoption of the new guidance on its consolidated financial statements.

In March 2008, the FASB issued new guidance which enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: 1) an entity uses derivative instruments, 2) derivative instruments and related hedged items are accounted and 3) derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Although early adoption is encouraged, the new guidance is effective for the Company as of October 1, 2009. The Company is evaluating the potential impact, if any, of the new guidance on its consolidated financial statements.

In April 2008, the FASB issued new guidance which amends the factors that should be considered in developing renewal or extension assumptions that are used to determine the useful life of a recognized intangible asset and requires enhanced related disclosures. The new guidance must be applied prospectively to all intangible assets acquired as of and subsequent to years beginning after December 15, 2008, which is the Company’s 2010. The Company is evaluating the potential impact, if any, of the adoption of the new guidance on its consolidated financial statements.

In October 2009, the FASB issued new guidance on accounting for multiple-deliverable arrangements to enable vendors to account for products and services separately rather than as a combined unit.  The guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The new guidance will be effective as of the beginning of the annual reporting period commencing after June 15, 2010, and will be adopted by the Company as of October 1, 2010. Early adoption is permitted. The Company is evaluating the potential impact, if any, of the adoption of the new guidance on its consolidated financial statements.

Recently issued effective accounting pronouncements

In May 2008, the FASB issued new guidance to clarify that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) must be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company adopted the new guidance on October 1, 2009 and applied it retrospectively, as required, to the financial statements for the adjustments related to the Company’s Notes.  See the Adoption of New Accounting Pronouncements footnote in the Notes to Consolidated Financial Statements in item 8 for additional information on the adoption of this new guidance.

In April 2009, the FASB issued new guidance which requires disclosure about fair value of financial instruments for interim periods of publicly traded companies as well as in annual financial statements.  This statement was effective for the Company starting with the interim period ending June 30, 2009, and was applied prospectively as required.  The Company has included the required disclosure in this Form 8-K. The adoption of this guidance did not have a material effect on Griffon’s consolidated financial statements.

In June 2009, the FASB issued new guidance which establishes principles and requirements for subsequent events regarding: 1) the period after the balance sheet date during which management shall evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosure that an entity shall make about events or transactions that occurred after the balance sheet date.  This statement was effective for the Company starting with the interim period ending June 30, 2009, and was applied prospectively as required.  The Company has included the required disclosure in this Form 8-K. The adoption of this guidance did not have a material effect on Griffon’s consolidated financial statements.

In June 2009, the FASB issued new guidance which established the FASB Accounting Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  The new guidance became effective for financial statements issued for interim periods ended after September 15, 2009, and were adopted by the Company for this Form 8-K.  The adoption of this guidance did not have a material effect on Griffon’s consolidated financial statements.